AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2006

REGISTRATION NO. 0-16416

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

 ____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

 ____________________

MICRO IMAGING TECHNOLOGY, INC.

(Formerly Electropure, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

California                                                                                                                                             33-0056212

                                                         (State of Incorporation or Organization)                                                                                                   (Identification No.)

23456 South Pointe Drive, Laguna Hills, California  92653
(Address of Principal Executive Offices, Including Zip Code)

(949) 770-9347

Issuer's Telephone Number

Stock Grant Pursuant to Resolutions

of the Board of Directors

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value (2)	450,000	$0.25	$112,500	$14.25
Totals	450,000	$0.25	$112,500	$14.25

(1)     Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported on the Over-the-Counter Bulletin Board as of April 5, 2006.

(2)     Represents shares of Common Stock issued directly to a consultant of the Company.  Please refer to the Selling Shareholders section of this document.

EXPLANATORY NOTE

     MICRO IMAGING TECHNOLOGY, INC.  ("MMTC") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.    PLAN INFORMATION

The shares of common stock, $0.01 par value per share, of MICRO IMAGING TECHNOLOGY, INC. ("MMTC" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individual listed under the Selling Shareholders section of this document (the "Selling Shareholders").  The Selling Shareholders acquired the Shares pursuant to a consulting agreement between the consultant and the Company.

The sales may occur in transactions on the over-the-counter market at prevailing market prices or in negotiated transactions.  MMTC will not receive proceeds from the sale of any of the Shares.  The selling shareholder is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Reoffer Prospectus.  The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction.  To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

MMTC's common stock is currently traded on the OTCBB under the symbol "MMTC".

SELLING SHAREHOLDERS	Number of Shares Owned Before Sales	Number of Shares Registered by Prospectus	Number of Shares Owned After Sale	% of Shares Owned by Shareholder After Sale

Michael W. Brennan	450,000	450,000	0	0

Totals	450,000	450,000	0	0

ITEM 2.    Registrant Information and Employee Plan Annual Information

MMTC will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the "1933 Act").  MMTC does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

PART II

INFORMATION  REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

      (i)  The Registrant's Current Report Form 10-KSB filed with the SEC on February 21, 2006 for the fiscal year ended October 31, 2005;

     (ii)  Form 10-QSB filed with the SEC on March 17, 2006 for the quarter ended January 31, 2006.

   (iii)  All other reports and documents subsequently filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

The Company has an five classes of authorized capital stock consisting of 2,600,000 shares of Redeemable Convertible Preferred Stock ($0.01 par value per share), 250,000 shares of Series C Convertible Preferred Stock ($1.00 par value per share), 250,000 shares of Series D Convertible Preferred Stock ($1.00 par value per share), 20,000,000 shares of Common Stock ($0.01 par value per share) and 839,825 shares of Class B Common Stock ($0.01 par value per share).  As of January 31, 2006, the Company had, issued and outstanding, 2,600,000 shares of Redeemable Convertible Preferred Stock, 250,000 shares of Series C Convertible Preferred Stock, 250,000 shares of Series D Convertible Preferred Stock, 13,624,572 shares of Common Stock and 83,983 shares of Class B Common Stock.

ITEM  5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dieterich & Associates.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation Laws of the State of California and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities.  In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

The Shares were issued for the business consulting services rendered to the Company.  These issuances were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM 8.    EXHIBITS

 3.1      Articles of Incorporation of the Registrant, as amended

          (incorporated by reference).

 3.2      Bylaws of the Registrant (incorporated by reference).

 5.1      Opinion of Dieterich & Associates, counsel to the Registrant, regarding legality of securities being registered.

23.1      Consent of Dieterich & Associates (included in Exhibit 5.1).

23.2      Consent of Hein & Associates LLP, independent registered public accounting firm.

ITEM 9.     UNDERTAKINGS.

     (a)     The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA

FIDE offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, California, on April 21, 2006.

MICRO IMAGING TECHNOLOGY, INC.

/s/Floyd H. Panning

Floyd H. Panning

Chief Executive Officer and Director

Date:  April 21, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Floyd H. Panning                                                             Dated: April 21, 2006

Chief Executive Officer and Director

/s/Catherine Patterson                                                          Dated: April 21, 2006

Chief Financial Officer

Exhibit 5.1

Document is copied.

DIETERICH & ASSOCIATES LETTERHEAD

April 21, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

   RE:   Micro Imaging Technology, Inc.

Ladies and Gentlemen:

This office represents Micro Imaging Technology, Inc., a California corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 450,000 shares of the Registrant's Common Stock issued to an individual for business consulting services (the "Shares").

In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                   Very  truly  yours,

                                 /S/ Dieterich & Associates

                                 Dieterich  &  Associates

Exhibit 23.1

     Included within Exhibit 5.1 (Opinion of Counsel)

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Micro Imaging Technology, Inc. on Form S-8, of our report, dated January 18, 2006 relating to our audits of the consolidated financial statements included in the Annual Report on Form 10-KSB of Micro Imaging Technology, Inc. and Subsidiaries.

Hein & Associates LLP

Irvine, California

April 19, 2006